Exhibit 99.1

CPI Card Group Inc. Reports Second Quarter 2024 Results

Date: August 5, 2024

Net Sales Increased 3% to $119 Million; Net Income Decreased 8% to $6 Million; Adjusted EBITDA Decreased 6% to $22 Million

Debit and Credit and Prepaid Debit Segments Each Deliver Growth; Card Sales Trends Continue to Improve

Company Increases Full Year Net Sales Outlook to Mid-single Digit Growth

Littleton, CO. August 5, 2024 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company and leading provider of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service-based instant issuance, today reported financial results for the second quarter ended June 30, 2024 and updated its financial outlook for 2024.

In the second quarter net sales increased 3% to $118.8 million, with growth in both the Debit and Credit and Prepaid segments; net income decreased 8% to $6.0 million; and Adjusted EBITDA decreased 6% to $21.9 million.

Sales growth in the quarter was driven by continued strong performance from Prepaid, instant issuance solutions and other card personalization services, while debit and credit card sales trends improved from recent quarters. Secure card sales decreased slightly year-on-year in the quarter and increased sequentially compared to the first quarter.

For the first six months of the year total net sales declined 2%. As previously noted, the Company anticipated sales declines in the first half of 2024 to be offset by growth in the second half from share gains and improved market demand as channel inventory levels subside.

“We continue to execute our strategy and are pleased to deliver solid improvement in card sales and ongoing growth in our other business lines in the quarter,” said John Lowe, President and Chief Executive Officer. “We expected the first half of the year to be challenging, and our performance and momentum put us in a strong position to grow in the second half and achieve our increased full year expectations.”

The Company updated its financial outlook for 2024, increasing its outlook for net sales from slight growth to a mid-single digit increase, while retaining its Adjusted EBITDA outlook of a slight increase from prior year.

In July, the Company completed a refinancing of its debt, including the issuance of $285 million of Senior Secured Notes due 2029 and entry into a new $75 million asset based revolving credit facility.

CPI is a top payment solutions provider in the U.S. serving thousands of banks, credit unions and fintechs, as well as major bank platforms and prepaid program managers. The Company is a leader in the U.S. markets for eco-focused payment cards, personalization and Software-as-a-Service-based instant issuance solutions for small and medium U.S. financial institutions and retail prepaid debit card solutions.

The Company believes long-term growth trends for the U.S. card market remain strong, led by consumer card growth, widespread adoption of eco-focused cards and the ongoing conversion to contactless cards. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 10% for the three-year period ending March 31, 2024.

2024 Business Highlights

●	CPI continues to be a leading provider of eco-focused payment card solutions in the U.S. market, with more than 100 million eco-focused cards sold since launch in late 2019.
●	CPI continues to be a leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with more than 16,000 Card@Once® installations across more than 2,000 financial institutions.
●	The Company executed share repurchases against the $20 million authorization announced in the fourth quarter of 2023. Through June 2024, the Company had repurchased in the open market or had committed to repurchase through its stock purchase agreement with its majority stockholder approximately $9 million of shares since initiation of the program.
●	The Company ended the second quarter with a Net Leverage Ratio of 3.3x.
●	Early in the third quarter, the Company refinanced its existing debt, issuing $285 million of 10% Senior Secured Notes due 2029 and entering into a new $75 million ABL revolving credit facility, while redeeming the $268 million outstanding of 8 5/8% notes due 2026.

Second Quarter 2024 Financial Highlights

Net sales increased 3% year-over-year to $118.8 million in the second quarter of 2024.

●	Debit and Credit segment net sales increased 3% to $95.6 million, primarily due to increases in Card@Once® instant issuance solutions and other card personalization services. Card sales decreased slightly, as an increase in eco-focused contactless card sales was offset by declines in sales of contact chip cards.
●	Prepaid Debit segment net sales increased 9% to $23.8 million, reflecting strong sales to existing customers.

Second quarter gross profit increased 4% to $42.4 million and gross profit margin was 35.7%, which compared to 35.5% in the prior year second quarter.

Second quarter income from operations decreased 15% to $14.9 million due to higher SG&A expenses; net income decreased 8% to $6.0 million, or $0.51 diluted earnings per share; and Adjusted EBITDA decreased 6% to $21.9 million. The SG&A increase primarily reflects higher compensation expense, including increased stock compensation. Net income declined less than income from operations primarily due to a lower tax rate compared to the prior year period.

Year-to-date 2024 Financial Highlights

Net sales decreased 2% year-over-year to $230.8 million in the first half of 2024.

●	Debit and Credit segment net sales decreased 6% to $183.6 million, primarily due to lower sales of contactless and contact chip cards, partially offset by increases in sales of Card@Once® instant issuance solutions and other card personalization services and eco-focused contactless cards.
●	Prepaid Debit segment net sales increased 17% to $48.0 million, reflecting strong sales to existing customers.

Year-to-date gross profit was flat at $83.9 million and gross profit margin increased from 35.6% in the prior year to 36.4%.

Year-to-date income from operations decreased 24% to $29.1 million due to higher SG&A expenses; net income decreased 34% to $11.5 million, or $0.97 diluted earnings per share; and Adjusted EBITDA decreased 7% to $44.9 million. Income from operations and net income in the current year include the impact of approximately $2 million of first quarter pre-tax operating expenses related to an executive retention package announced in 2023, as well as other CEO transition-related expenses, including stock compensation and executive severance, which are not included in Adjusted EBITDA.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash from operating activities of $4.1 million in the first half of 2024, which compared to $10.3 million in the 2023 first half, and Free Cash Flow of $1.4 million, which compared to $3.7 million in the prior year. The decrease in cash generation compared to the prior year was driven by lower net income and increased working capital usage, partially offset by lower capital expenditures.

As of June 30, 2024, cash and cash equivalents was $7.5 million. There were $268 million of 8.625% Senior Secured Notes due 2026 and $4 million of borrowings from the ABL revolving credit facility outstanding at quarter-end.

In the second quarter, the Company spent $0.75 million to repurchase 40,178 shares of common stock in the open market. In July, the Company spent $2.2 million to purchase an additional 120,534 shares from its majority shareholder pursuant to the Stock Purchase Agreement announced in March, which committed the Company to purchase shares from its majority shareholder at a 3 to 1 ratio to the number of shares repurchased in the open market over the April through June period. In the second quarter the Company also settled a $4.4 million purchase of 244,314 shares from its majority shareholder, pursuant to the Stock Purchase Agreement announced in December.

The Company’s capital structure and allocation priorities are to maintain ample liquidity; invest in the business, including strategic acquisitions; deleverage the balance sheet; and return funds to stockholders.

“We were pleased to deliver stronger sales trends and improved gross margins in the second quarter and to complete the refinancing of our debt in July,” said Jeff Hochstadt, Chief Financial Officer of CPI. “The refinancing of our senior notes provides stability to our capital structure and supports our efforts to drive long-term growth.”

Outlook for 2024

The Company updated its net sales outlook for 2024 to a mid-single digit increase, compared to the previous outlook of a slight increase. The increase in the sales outlook was driven by strong Prepaid growth and improved trends in debit and credit card sales.

The Company maintained its Adjusted EBITDA outlook of a slight increase for the full year as profit growth in the second half is expected to be lower than sales growth due to certain anticipated impacts to SG&A, including investments to grow the business and increased performance-related compensation relative to 2023.

The Free Cash Flow outlook was maintained at approximately half of the 2023 level. The Company generated $27.6 million of Free Cash Flow in 2023 and expects lower levels in 2024 due to increased capital spending investment, including investment in a new state-of-the-art secure card production facility in Indiana, and the impact of a contract with one of the Company’s larger customers, which should benefit cash flow through 2029, but negatively impact Free Cash Flow in 2024 due to up-front incentives.

The Company continues to expect its year-end 2024 Net Leverage Ratio to be between 3.0x and 3.5x.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on August 5, 2024 at 4:30 p.m. Eastern Time (ET) to review its second quarter results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link: CPI Q2 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until August 19, 2024 at:

U.S. dial-in number (toll free): 800-770-2030

International: 609-800-9909

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations website: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax expense; restructuring and other charges, including executive retention and severance; costs related to production facility modernization efforts; loss on debt extinguishment; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin percentage as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Financial Expectations for 2024

We have provided Adjusted EBITDA expectations for 2024 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States. CPI was named one of the 2024 Best Companies to Work For by U.S. News and World Report and is committed to exceeding our customers’

expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: a deterioration in general economic conditions, including inflationary conditions and resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; a disruption or other failure in our supply chain, including as a result of foreign conflicts and with respect to single source suppliers, or the failure or inability of suppliers to comply with our code of conduct or contractual requirements, or political unrest in countries in which our suppliers operate, or inflationary pressures, resulting in increased costs and inability to pass those costs on to our customers and extended production lead times and difficulty meeting customers’ delivery expectations; our failure to retain our existing customers or identify and attract new customers; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; our inability to develop, introduce and commercialize new products and services; the usage, or lack thereof, of artificial intelligence technologies; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting; disruptions in production at one or more of our facilities; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and our ability to conform to such preferences and demands and to comply with any related regulatory requirements; the effects of climate change, negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; disruptions in production due to weather conditions, climate change, political instability or social unrest; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; defects in our software and computing systems; our limited ability to raise capital; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses or unclaimed property, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions; our inability to successfully execute on our divestitures or acquisitions; our inability to realize the full value of our long-lived assets; our inability to renew licenses with key technology licensors; the highly competitive, saturated and consolidated nature of our marketplace; costs and potential liabilities associated with compliance or failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; the effects on the global economy of ongoing foreign conflicts; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; risks associated with the majority stockholders’ ownership of our stock; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; the influence of securities analysts over the trading market for and price of our common stock; failure to meet the continued listing standards of the Nasdaq Global Market; the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock; our inability to fully execute on our share repurchase program strategy; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors; our ability to comply with a wide variety of complex laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings; and other risks that are described in Part I, Item 1A – Risk Factors in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024 in Part II, Item 1A – Risk Factors of our Quarterly Report on Form 10-Q and our other reports filed from time to time with the SEC.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of June 30, 2024 and December 31, 2023

Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the six months ended June 30, 2024 and 2023

Exhibit D	Segment Summary Information – Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and six months ended June 30, 2024 and 2023

EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales:
Products	$63,844	$63,946	$122,002	$139,736
Services	54,974	51,014	108,752	96,076
Total net sales	118,818	114,960	230,754	235,812
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	41,893	41,308	79,695	87,288
Services (exclusive of depreciation and amortization shown below)	31,743	30,214	61,672	59,618
Depreciation and amortization	2,794	2,613	5,481	4,987
Total cost of sales	76,430	74,135	146,848	151,893
Gross profit	42,388	40,825	83,906	83,919
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	26,225	21,885	52,268	42,951
Depreciation and amortization	1,254	1,448	2,584	2,878
Total operating expenses	27,479	23,333	54,852	45,829
Income from operations	14,909	17,492	29,054	38,090
Other expense, net:
Interest, net	(6,530)	(6,740)	(12,955)	(13,521)
Other expense, net	(78)	(78)	(143)	(192)
Total other expense, net	(6,608)	(6,818)	(13,098)	(13,713)
Income before income taxes	8,301	10,674	15,956	24,377
Income tax expense	(2,300)	(4,151)	(4,500)	(6,981)
Net income	$6,001	$6,523	$11,456	$17,396

Basic and diluted earnings per share:
Basic earnings per share	$0.54	$0.57	$1.03	$1.52
Diluted earnings per share	$0.51	$0.55	$0.97	$1.46

Basic weighted-average shares outstanding	11,049,968	11,427,404	11,158,334	11,411,162
Diluted weighted-average shares outstanding	11,776,894	11,876,568	11,817,584	11,888,219

Comprehensive income:
Net income	$6,001	$6,523	$11,456	$17,396
Total comprehensive income	$6,001	$6,523	$11,456	$17,396

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,479	$12,413
Accounts receivable, net	76,425	73,724
Inventories, net	85,907	70,594
Prepaid expenses and other current assets	9,934	8,647
Total current assets	179,745	165,378
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	60,773	63,053
Intangible assets, net	12,245	14,122
Goodwill	47,150	47,150
Other assets	21,533	3,980
Total assets	$321,446	$293,683
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$20,279	$12,802
Accrued expenses	47,350	35,803
Deferred revenue and customer deposits	1,320	840
Total current liabilities	68,949	49,445
Long-term debt	269,654	264,997
Deferred income taxes	4,958	7,139
Other long-term liabilities	22,442	24,038
Total liabilities	366,003	345,619
Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Stockholders’ deficit:
Common stock; $0.001 par value—100,000,000 shares authorized; 11,186,596 and 11,446,155 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	11	11
Capital deficiency	(106,300)	(102,223)
Accumulated earnings	61,732	50,276
Total stockholders’ deficit	(44,557)	(51,936)
Total liabilities and stockholders’ deficit	$321,446	$293,683

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities
Net income	$11,456	$17,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,188	5,931
Amortization expense	1,877	1,934
Stock-based compensation expense	5,154	1,831
Amortization of debt issuance costs and debt discount	917	936
Loss on debt extinguishment	—	218
Deferred income taxes	(2,181)	426
Other, net	302	253
Changes in operating assets and liabilities:
Accounts receivable, net	(2,720)	5,287
Inventories	(15,584)	(7,351)
Prepaid expenses and other assets	(20,316)	(1,381)
Income taxes, net	1,598	(772)
Accounts payable	7,079	(1,758)
Accrued expenses and other liabilities	9,858	(9,784)
Deferred revenue and customer deposits	480	(2,844)
Cash provided by operating activities	4,108	10,322
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(2,744)	(6,594)
Other	—	128
Cash used in investing activities	(2,744)	(6,466)
Financing activities
Principal payments on 2026 Senior Notes	—	(14,877)
Proceeds from 2026 ABL Revolver	4,000	13,000
Payments on finance lease obligations	(2,413)	(1,739)
Common stock repurchased	(6,481)	—
Other	(1,404)	(120)
Cash used in financing activities	(6,298)	(3,736)
Effect of exchange rates on cash	—	11
Net (decrease) increase in cash and cash equivalents	(4,934)	131
Cash and cash equivalents, beginning of period	12,413	11,037
Cash and cash equivalents, end of period	$7,479	$11,168
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$12,332	$13,135
Income taxes paid	$6,481	$7,408
Income taxes refunded	$(272)	$(26)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,292	$168
Financing leases	$983	$2,169
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$500	$368
Unsettled share repurchases included in accrued expenses	$2,197	$—

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three and Six Months Ended June 30, 2024 and 2023
(dollars in thousands)
(Unaudited)

Net Sales
	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales by segment:
Debit and Credit	$95,620	$93,194	$2,426	2.6%
Prepaid Debit	23,815	21,821	1,994	9.1%
Eliminations	(617)	(55)	(562)	* %
Total	$118,818	$114,960	$3,858	3.4%
* Calculation not meaningful

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales by segment:
Debit and Credit	$183,593	$195,179	$(11,586)	(5.9)%
Prepaid Debit	48,013	40,951	7,062	17.2%
Eliminations	(852)	(318)	(534)	* %
Total	$230,754	$235,812	$(5,058)	(2.1)%

Gross Profit
	Three Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$34,164	35.7%	$33,038	35.5%	$1,126	3.4%
Prepaid Debit	8,224	34.5%	7,787	35.7%	437	5.6%
Total	$42,388	35.7%	$40,825	35.5%	$1,563	3.8%

	Six Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$65,659	35.8%	$71,222	36.5%	$(5,563)	(7.8)%
Prepaid Debit	18,247	38.0%	12,697	31.0%	5,550	43.7%
Total	$83,906	36.4%	$83,919	35.6%	$(13)	(0.0)%

Income from Operations
	Three Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$25,389	26.6%	$25,081	26.9%	$308	1.2%
Prepaid Debit	6,909	29.0%	7,628	35.0%	(719)	(9.4)%
Other	(17,389)	* %	(15,217)	* %	(2,172)	14.3%
Total	$14,909	12.5%	$17,492	15.2%	$(2,583)	(14.8)%

	Six Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$48,143	26.2%	$55,107	28.2%	$(6,964)	(12.6)%
Prepaid Debit	15,654	32.6%	11,305	27.6%	4,349	38.5%
Other	(34,743)	* %	(28,322)	* %	(6,421)	22.7%
Total	$29,054	12.6%	$38,090	16.2%	$(9,036)	(23.7)%

EBITDA
	Three Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$27,625	28.9%	$27,455	29.5%	$170	0.6%
Prepaid Debit	7,803	32.8%	8,333	38.2%	(530)	(6.4)%
Other	(16,549)	* %	(14,313)	* %	(2,236)	15.6%
Total	$18,879	15.9%	$21,475	18.7%	$(2,596)	(12.1)%

	Six Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$52,467	28.6%	$59,647	30.6%	$(7,180)	(12.0)%
Prepaid Debit	17,418	36.3%	12,634	30.9%	4,784	37.9%
Other	(32,909)	* %	(26,518)	* %	(6,391)	24.1%
Total	$36,976	16.0%	$45,763	19.4%	$(8,787)	(19.2)%

Reconciliation of Income (Loss) from
Operations by Segment to EBITDA by Segment

	Three Months Ended June 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$25,389	$6,909	$(17,389)	$14,909
Depreciation and amortization	2,237	895	916	4,048
Other income (expenses)	(1)	(1)	(76)	(78)
EBITDA	$27,625	$7,803	$(16,549)	$18,879

	Three Months Ended June 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$25,081	$7,628	$(15,217)	$17,492
Depreciation and amortization	2,353	704	1,004	4,061
Other income (expenses)	21	1	(100)	(78)
EBITDA	$27,455	$8,333	$(14,313)	$21,475

	Six Months Ended June 30, 2024
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$48,143	$15,654	$(34,743)	$29,054
Depreciation and amortization	4,387	1,766	1,912	8,065
Other income (expenses)	(63)	(2)	(78)	(143)
EBITDA	$52,467	$17,418	$(32,909)	$36,976

	Six Months Ended June 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$55,107	$11,305	$(28,322)	$38,090
Depreciation and amortization	4,514	1,328	2,023	7,865
Other income (expenses)	26	1	(219)	(192)
EBITDA	$59,647	$12,634	$(26,518)	$45,763

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
EBITDA and Adjusted EBITDA:
Net income	$6,001	$6,523	$11,456	$17,396
Interest, net	6,530	6,740	12,955	13,521
Income tax expense	2,300	4,151	4,500	6,981
Depreciation and amortization	4,048	4,061	8,065	7,865
EBITDA	$18,879	$21,475	$36,976	$45,763

Adjustments to EBITDA:
Stock-based compensation expense	$2,094	$1,290	$5,154	$1,831
Sales tax (benefit) expense (1)	—	(78)	—	35
Restructuring and other charges (2)	939	557	2,758	557
Loss on debt extinguishment (3)	—	99	—	218
Foreign currency gain	—	(21)	—	(26)
Subtotal of adjustments to EBITDA	$3,033	$1,847	$7,912	$2,615
Adjusted EBITDA	$21,912	$23,322	$44,888	$48,378
Net income margin (% of Net sales)	5.1%	5.7%	5.0%	7.4%
Net income growth (% Change 2024 vs. 2023)	(8.0)%		(34.1)%
Adjusted EBITDA margin (% of Net sales)	18.4%	20.3%	19.5%	20.5%
Adjusted EBITDA growth (% Change 2024 vs. 2023)	(6.0)%		(7.2)%

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Free Cash Flow:
Cash (used in) provided by operating activities	$(4,757)	$2,321	$4,108	$10,322
Capital expenditures for plant, equipment and leasehold improvements, net	(1,238)	(2,449)	(2,744)	(6,594)
Free Cash Flow	$(5,995)	$(128)	$1,364	$3,728

(1)	Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.
(2)	Represents executive retention and severance costs, as well as costs related to production facility modernization efforts.
(3)	The Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and expensed the associated portion of the unamortized deferred financing costs.

	Last Twelve Months Ended
	June 30,	December 31,
	2024	2023
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA:
Net income	$18,045	$23,985
Interest, net	26,347	26,913
Income tax expense	7,996	10,477
Depreciation and amortization	16,131	15,931
EBITDA	$68,519	$77,306

Adjustments to EBITDA:
Stock-based compensation expense	$10,830	$7,507
Sales tax benefit (1)	(105)	(70)
Restructuring and other charges (2)	6,732	4,531
Loss on debt extinguishment (3)	25	243
Foreign currency gain	—	(26)
Subtotal of adjustments to EBITDA	$17,482	$12,185
LTM Adjusted EBITDA	$86,001	$89,491

	As of
	June 30,	December 31,
	2024	2023
Calculation of Net Leverage Ratio:
2026 Senior Notes	$267,897	$267,897
2026 ABL revolver	4,000	—
Finance lease obligations	16,663	18,106
Total debt	288,560	286,003
Less: Cash and cash equivalents	(7,479)	(12,413)
Total net debt (a)	$281,081	$273,590
LTM Adjusted EBITDA (b)	$86,001	$89,491
Net Leverage Ratio (a)/(b)	3.3	3.1